================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(a) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(a)


                                (AMENDMENT NO. 1)


                     MCLAREN PERFORMANCE TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


COMMON STOCK, PAR VALUE $.00001 PER SHARE                  043742303
-----------------------------------------                  ---------
      (Title of class of securities)                     (CUSIP number)


                            GARY K. DUBERSTEIN, ESQ.
                                 GREENMOTORS LLC
                          909 THIRD AVENUE, 30TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 350-5100
--------------------------------------------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)


                                DECEMBER 19, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [__].


                          Continued on Following Pages
                                 Page 1 of 6 Pages

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

-----------------------------------------------------------------                ----------------------------------------------
CURIP No.  043742303                                                   13D                             Page 2
-----------------------------------------------------------------                ----------------------------------------------
----------------- ----------------------------------------------- -------------------------------------------------------------
       1          NAME OF REPORTING PERSON:                                  GREENMOTORS LLC
                  I.R.S. IDENTIFICATION NO. OF ABOVE
                  PERSON (ENTITIES ONLY):
----------------- -------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                    (A) [X]
                                                                                                                       (B) [_]
----------------- -------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

----------------- -------------------------------------------------------------- ----------------------------------------------
       4          SOURCE OF FUNDS                                                WC
----------------- -------------------------------------------------------------------------------------------------------------
       5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)                                                            [__]
----------------- -------------------------------------------------------------- ----------------------------------------------
       6          CITIZENSHIP OR PLACE OF ORGANIZATION:                          Delaware

--------------------------- ------ --------------------------------------------- ----------------------------------------------
        NUMBER OF             7    SOLE VOTING POWER:                            0
          SHARES
                            ------ --------------------------------------------- ----------------------------------------------
       BENEFICIALLY           8    SHARED VOTING POWER:                          0
         OWNED BY
                            ------ --------------------------------------------- ----------------------------------------------
           EACH               9    SOLE DISPOSITIVE POWER:                       0
        REPORTING
                            ------ --------------------------------------------- ----------------------------------------------
       PERSON WITH           10    SHARED DISPOSITIVE POWER:                     0

----------------- -------------------------------------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY
                  OWNED BY REPORTING PERSON:                                     0

----------------- -------------------------------------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                                                    [_]
                  CERTAIN SHARES:
----------------- -------------------------------------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                            0

----------------- ----------------------------------------------- -------------------------------------------------------------
       14         TYPE OF REPORTING PERSON:                       OO

----------------- ----------------------------------------------- -------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       2

-----------------------------------------------------------------                ----------------------------------------------
CURIP No.  043742303                                                   13D                             Page 3
-----------------------------------------------------------------                ----------------------------------------------

----------------- ----------------------------------------------- -------------------------------------------------------------
       1          NAME OF REPORTING PERSON:                                  ALFRED D. KINGSLEY
                  I.R.S. IDENTIFICATION NO. OF ABOVE
                  PERSON (ENTITIES ONLY):
----------------- -------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                    (A) [X]
                                                                                                                       (B) [_]
----------------- -------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

----------------- -------------------------------------------------------------- ----------------------------------------------
       4          SOURCE OF FUNDS                                                Not Applicable
----------------- -------------------------------------------------------------------------------------------------------------
       5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)                                                            [__]
----------------- -------------------------------------------------------------- ----------------------------------------------
       6          UnitedNStIP OR PLACE OF ORGANIZATION:                          United States

--------------------------- ------ --------------------------------------------- ----------------------------------------------
        NUMBER OF             7    SOLE VOTING POWER:                            149,154
          SHARES
                            ------ --------------------------------------------- ----------------------------------------------
       BENEFICIALLY           8    SHARED VOTING POWER:                          0
         OWNED BY
                            ------ --------------------------------------------- ----------------------------------------------
           EACH               9    SOLE DISPOSITIVE POWER:                       149,154
        REPORTING
                            ------ --------------------------------------------- ----------------------------------------------
       PERSON WITH           10    SHARED DISPOSITIVE POWER:                     0

----------------- -------------------------------------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY
                  OWNED BY REPORTING PERSON:                                     149,154

----------------- -------------------------------------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                                                    [_]
                  CERTAIN SHARES:

----------------- -------------------------------------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                            1.3 %

----------------- ----------------------------------------------- -------------------------------------------------------------
       14         TYPE OF REPORTING PERSON:                       IN

----------------- ----------------------------------------------- -------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                                       3

-----------------------------------------------------------------                ----------------------------------------------
CURIP No.  043742303                                                   13D                             Page 4
-----------------------------------------------------------------                ----------------------------------------------

----------------- ----------------------------------------------- -------------------------------------------------------------
       1          NAME OF REPORTING PERSON:                                  GARY K. DUBERSTEIN
                  I.R.S. IDENTIFICATION NO. OF ABOVE
                  PERSON (ENTITIES ONLY):
----------------- -------------------------------------------------------------------------------------------------------------
       2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                    (A) [X]
                                                                                                                       (B) [_]
----------------- -------------------------------------------------------------------------------------------------------------
       3          SEC USE ONLY

----------------- -------------------------------------------------------------- ----------------------------------------------
       4          SOURCE OF FUNDS                                                Not Applicable
----------------- -------------------------------------------------------------------------------------------------------------
       5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
                  PURSUANT TO ITEM 2(d) OR 2(e)                                                            [__]
----------------- -------------------------------------------------------------- ----------------------------------------------
       6          CITIZENSHIP OR PLACE OF ORGANIZATION:                          United States

--------------------------- ------ --------------------------------------------- ----------------------------------------------
        NUMBER OF             7    SOLE VOTING POWER:                            74,577
          SHARES
                            ------ --------------------------------------------- ----------------------------------------------
       BENEFICIALLY           8    SHARED VOTING POWER:                          0
         OWNED BY
                            ------ --------------------------------------------- ----------------------------------------------
           EACH               9    SOLE DISPOSITIVE POWER:                       74,577
        REPORTING
                            ------ --------------------------------------------- ----------------------------------------------
       PERSON WITH           10    SHARED DISPOSITIVE POWER:                     0

----------------- -------------------------------------------------------------------------------------------------------------
       11         AGGREGATE AMOUNT BENEFICIALLY
                  OWNED BY REPORTING PERSON:                                     0

----------------- -------------------------------------------------------------------------------------------------------------
       12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                                                    [_]
                  CERTAIN SHARES:

----------------- -------------------------------------------------------------------------------------------------------------
       13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                            0.67 %

----------------- ----------------------------------------------- -------------------------------------------------------------
       14         TYPE OF REPORTING PERSON:                       IN

----------------- ----------------------------------------------- -------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

                     This Amendment No. 1 amends the Schedule 13D dated January 8, 1998, filed by Greenmotors LLC, Alfred D. Kingsley and Gary K. Duberstein (collectively, the "Reporting Persons") with respect to the common stock, par value $.00001 per share (the "Shares"), of McLaren Performance Technologies, Inc. (the "Company").

ITEM 2.         IDENTITY AND BACKGROUND

                Item 2 is amended as follows:

                The business address of each of the Reporting Persons is 909 Third Avenue, 30th Floor, New York, New York 10022.


ITEM 3.         SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

                Alfred D. Kingsley and Gary K. Duberstein acquired their Shares from Greenmotors LLC as part of a liquidating distribution made by Greenmotors LLC to its members (including Messrs. Kingsley and Duberstein) in respect of their membership interests therein.


ITEM 5.         INTEREST IN SECURITIES OF THE ISSUER

                Item 5 is amended as follows:

                     (a) The responses of the Reporting Persons, to Rows (11) through (13) of their respective cover pages to this Amendment No. 1 are incorporated herein by reference. As of December 19, 2001, Greenmotors LLC beneficially owned no Shares, Alfred D. Kingsley beneficially owned 149,156 Shares, representing 1.3% of the outstanding Shares, and Gary K. Duberstein beneficially owned 74,577 Shares, representing 0.67% of the outstanding Shares (the percentage of Shares owned being based upon 10,974,321 Shares outstanding as of June 30, 2001, as reported in the Company's Form 10-Q for the quarter ended June 30, 2001).

                     (b) The responses of the Reporting Persons, to (i) Rows (7) through (10) of their respective cover pages to this Amendment No. 1 and (ii)
Item 5(a) of this Amendment No. 1 are incorporated herein by reference. Each of Messrs. Kingsley and Duberstein has the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all the Shares owned by him.

                     (c) Greenmotors LLC transferred 1,118,652 Shares, constituting all Shares beneficially owned by Greenmotors LLC, to its members, on a pro rata basis (based upon such members' respective membership interests in Greenmotors LLC) as a liquidating distribution on December 19, 2001. Such transfer was made in a private transaction without the payment to Greenmotors LLC of any consideration therefor.

                     (d) Not applicable.

                     (e) As of December 19, 2001, the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class.

             [the remainder of this page intentionally left blank.]

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  December 20, 2001

                                    GREENMOTORS LLC

                                    By: /s/ Gary K. Duberstein
                                        -----------------------------------
                                        Gary K. Duberstein
                                        Vice President



                                    By: /s/ Alfred D. Kingsley
                                        -----------------------------------
                                        Alfred D. Kingsley




                                    By: /s/ Gary K. Duberstein
                                        -----------------------------------
                                        Gary K. Duberstein








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